Exhibit 99.1

Press Release September 6, 2017
7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Tender Offer

for any and all of its 6.375% Senior Notes due 2022

FORT WAYNE, INDIANA, September 6, 2017 — Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) today announced that it has commenced a cash tender offer (the “Offer”) for any and all of the $350 million aggregate principal amount of its 6.375% Senior Notes due 2022 (CUSIP No. 858119AV2; ISIN US858119AV28) (the “Notes”).  The terms of the Offer are described in the Offer to Purchase dated September 6, 2017 (the “Offer to Purchase”), a related Letter of Transmittal (the “Letter of Transmittal”) and a related Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”), which are being sent to holders of the Notes and are available on the following website: www.dfking.com/stld.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, the completion of a new debt financing on terms reasonably satisfactory to the Company and in an amount generating net proceeds sufficient, together with cash on hand, to purchase Notes tendered in the Offer.  The Company’s obligations to accept any Notes tendered and to pay the consideration for them are set forth solely in the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery.

Holders must validly tender (and not validly withdraw) their Notes prior to 5:00 p.m., New York City time, on September 12, 2017, unless extended (the “Expiration Time”), in order to be eligible to receive the “Purchase Price.” The Purchase Price will equal $1,035.63 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the settlement date for the Offer. The Company expects the settlement date to occur on September 13, 2017.

The Expiration Time may be extended, and the Company may withdraw or not complete the Offer.  Except in certain circumstances, Notes tendered may not be withdrawn after 5:00 p.m., New York City time on September 12, 2017.

This press release does not constitute an offer to sell or purchase or a solicitation of an offer to sell any of the Notes or any other securities.  The Offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery.  Subject to applicable law, the Company may amend, extend, waive conditions to or terminate the Offer to Purchase.

The Company has engaged BofA Merrill Lynch as the dealer manager for the Offer.  Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-9534 (collect).  Requests for copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to D. F. King & Co., Inc., the information agent for the Offer, at (877) 283-0318 (toll-free) or (212) 269-5550 (banks and brokers).

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the Company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These include statements regarding the tender offer, payments thereunder and results therefrom, and other guidance included in this press release.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to the Company’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Theresa E. Wagler, Chief Financial Officer, +1.260.969.3500